Exhibit 10.2

Simon Davis
Executive Vice President & Chief HR Officer

Brink's U.S.
A Division of Brink's, Incorporated
555 Dividend Drive
Coppell, Texas 75019

March 1, 2023

Chris Parks Delivered via email

Dear Chris,

I am pleased to confirm our offer to you as EVP & President, Europe, MEA and AP. As we have discussed, this will include a move to London, U.K. as an expatriate, which will allow you to be geographically closer to your business segment locations. The following outlines your compensation package, including your increase for both merit and the market adjustment for your added scope of responsibility, as well as your expatriate allowances.

Position:    EVP & President, Europe, MEA and AP

Start Date:    TBD

Location:    London, UK

Annual Salary:    $500,000 payable on U.S. payroll into U.S. bank account on record. We will reimburse a maximum of two wire transfers or six ATM fees per month.
Additionally, foreign transactions fees and banking expenses directly related to the payment of Company designated relocation expenses will be reimbursed by Brink’s. Foreign transaction fees and banking expenses will not be reimbursed by Brink’s if they arise from personal relocation expenses that are not covered by the Policy.
Expenses will be reimbursed through the Assignment expense reimbursement process.
Due to banking restrictions and income tax rules, it is recommended that you not transfer excess funds into the Host Country. We urge you to become familiar with local laws prior to bringing currency into the Host Country. You will be briefed on the restrictions and tax implications of transferring funds during the pre-departure tax consultation with the tax service provider.

Annual Bonus Target:    In accordance with the terms of the Brink’s Incentive Plan (BIP), which may be changed from time to time, at a target percentage of 75% of Base Salary and with a potential award range from 0% - 200% of target (0% - 150% of Base Salary). Your 2023 bonus payment will be prorated based on your salary and target bonus in effect for the portion of the year in each role.

Annual LTI Target Value:    Target award of $750,000 Long Term Incentive (LTI) grant-date value, subject to approval by the Compensation and Benefits Committee of the Board of Directors (Committee) pursuant to the 2017 Equity Incentive Plan (Plan). Your first grant at the new target level was awarded in February 2023 during the annual cycle as follows:

•25% of the target value in Restricted Stock Units (RSUs), 1/3 of which will vest on the grant date anniversaries over 3 years; and
•75% of the target value in Performance Share Units which have a 3-year performance period based on EBITDA results vs. Plan with a +/- 25% rTSR modifier such that relative TSR at or above the 75th percentile vs. the TSR peer group will have a +25% modifier; relative TSR at or below the 25th percentile will have a - 25% modifier and results between those points will be interpolated. The calculation based on EBITDA is between 0% and 200% of target shares based on EBITDA achievement and the rTSR modifier is applied to that calculation for the final payout result. The results will be certified by the Committee in February following the final year of each 3-year performance cycle.
Vacation:    You will be eligible for 4 weeks of paid vacation.

Benefits:    You will continue to be eligible for U.S. Brink’s health, life, and disability insurance and the 401(k) savings plan for salaried employees, in accordance with the plan provisions for 2023. You have emergency medical coverage in London under your Anthem policy.

Additional executive benefits will include:
•Key Employees Deferred Compensation Program (KEDCP) – opportunity to defer salary, annual bonus and LTI grants with 100% company match up to 10% of base salary and bonus.
•Opportunity to have a company-paid concierge health benefit with annual physical and 24/7 care.

Housing Allowance:    Brink’s will provide a Housing Allowance of $5,500 USD per month, based on housing market data for a 2-bedroom furnished flat in the Hampstead, Kensington, Chiswick, Pimlico locations provided by Mercer consultants and the net effect of increased housing cost above the home country costs in Dallas, Texas. The Host Country Housing Allowance is intended to guide you in the selection of Assignment Housing. If you decide to live in housing that exceeds the allowance, you will be responsible for the difference. The

Host Country Housing Allowance is effective when the lease securing Assignment housing in the Host Country is signed and rent is due and will cease when you vacate the Host Country residence. You are responsible for obtaining renter’s insurance to cover the value of personal furnishings and possessions in the Host Country accommodations. The Relocation Allowance may be used to cover this expense.

Relocation:    Brink’s will reimburse for movement of household goods and other miscellaneous costs directly related to your move to London including one-time setup fees for cable, internet, etc. in the new location. The maximum reimbursement is $25,000 USD.

Cost of Living Allowance:    Brink’s will provide a COLA of $661 USD per month, based on differentials in costs from a basket of general goods and service items between the two locations as determined by Mercer consultants.

Transportation Allowance:    Brink’s will provide an allowance of $1000 USD
per month to be used at your discretion for transportation while on assignment.

Tax Prep and Tax Equalization:    Brink’s will provide tax preparations services for
the duration of the assignment from Deloitte or another suitable tax service provider experienced in expatriate tax preparation. This will include the calculation of tax equalization payments. Your pay checks will have tax withholding at the same rate as if he was working in the home location of Dallas and will pay directly to UK revenue services the amounts owed for tax related to the assignment on your behalf to equalize the taxation between the home and host locations.

This position continues to be employment at will, which means that either you or the Company may terminate the employment relationship at any time without notice, for any reason.

If you have any additional questions regarding the details of our offer, please feel free to contact me.

Sincerely,

/s/ Simon Davis

Simon Davis
Executive Vice President & Chief HR Officer

Accepted: this 23rd of March, 2023 /s/ Chris Parks
                     Chris Parks